Exhibit 99.1


                     Chattem Announces Sale of pHisoderm(R)

     CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Dec. 5, 2005--Chattem, Inc. (NASDAQ:
CHTT) - a leading marketer and manufacturer of branded consumer products, today announced that on November 30, 2005 the Company sold its pHisoderm(R) line of skin care products to The Mentholatum Company, Inc. ("Mentholatum" or "buyer") for a purchase price of $8.5 million plus inventories of approximately $1.1 million. Sales of the pHisoderm line represented approximately 4% and 5% of net sales in fiscal 2005 and 2004, respectively.
     "The sale of pHisoderm(R) to a strategic buyer enables us to redirect our core competencies into the continued growth of our leading brands," said Zan Guerry, the Company's Chairman and Chief Executive Officer. "This transaction was a good opportunity to divest a brand that was no longer consistent with our strategy of having leading products in small to medium sized HBA categories and allows us to focus management and financial resources on our key brands. Additionally, the cash generated through the sale of pHisoderm further strengthens our balance sheet and creates additional financial flexibility."
     As the result of the transaction, the Company expects to recognize a non-cash loss on the sale of approximately $8.0 - 8.5 million before tax in the fourth quarter of fiscal 2005. For fiscal 2006, it is anticipated that the divestiture will have a negligible impact on earnings per share in comparison with previous guidance.
     Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada.
     Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.


    CONTACT: Chattem, Inc.
             Catherine Baker, 423-822-3209